UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2021

Gulfport Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-19514	86-3684669
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3001 Quail Springs Parkway

Oklahoma City, Oklahoma 73134

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (405) 252-4600

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	GPOR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note:

As previously reported, on November 13, 2020, Gulfport Energy Operating Corporation (f/k/a Gulfport Energy Corporation, or the “Predecessor”) and its wholly owned subsidiaries (together with the Predecessor, the “Debtors”) filed petitions for voluntary relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). The Debtors’ chapter 11 cases are jointly administered under the caption In re Gulfport Energy Corporation, et al., Case No. 20-35562 (DRJ) (the “Chapter 11 Cases”).

On April 28, 2021, the Bankruptcy Court entered an order (the “Confirmation Order”) approving and confirming the Amended Joint Chapter 11 Plan of Reorganization of Gulfport Energy Corporation and Its Debtor Subsidiaries (as amended, modified or supplemented from time to time, the “Plan”). The Confirmation Order and the Plan were filed as Exhibits 2.1 and 2.2, respectively to the Predecessor’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on April 28, 2021 and are hereby incorporated by reference as Exhibits 2.1 and 2.2, respectively, to this Current Report on Form 8-K.

Pursuant to the Plan and as part of the Debtors’ emergence from bankruptcy, Gulfport Energy Corporation (“Gulfport”) was incorporated under the laws of Delaware on April 30, 2021, as evidenced by the Certificate of Incorporation (the “Certificate of Incorporation”). On May 14, 2021, pursuant to the Plan, the Predecessor effectuated certain restructuring transactions, including entering into a Plan of Merger with Gulfport Merger Sub, Inc., a newly formed, wholly owned subsidiary of Gulfport (“Merger Sub”), pursuant to which Merger Sub was merged with and into Predecessor, resulting in the Predecessor became a wholly owned subsidiary of Gulfport. On May 17, 2021 (the “Effective Date”) Gulfport filed an Amended and Restated Certificate of Incorporation (the “A&R Certificate of Incorporation”) with the State of Delaware authorizing new shares of common stock, par value $0.0001, per share (the “Common Stock”) and Preferred Stock (as defined below).

On the Effective Date, the Plan became effective in accordance with its terms and the Debtors emerged from the Chapter 11 Cases. As a result, effective as of the Effective Date for the purposes of Rule 15d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Gulfport is the successor registrant to the Predecessor. Gulfport is thereby deemed subject to the periodic reporting requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and, in accordance therewith, will file reports and other information with the Commission.

This Current Report is being filed by Gulfport as its initial report to the Commission and as notice that Gulfport is deemed the successor issuer to the Predecessor under the Exchange Act and, in accordance with the rules and regulations promulgated thereunder, intends to file reports and other information with the Commission. The first periodic report to be filed by Gulfport with the Commission will be its Quarterly Report on Form 10-Q for the quarter ending on June 30, 2021.

Item 1.01- Entry into a Material Definitive Agreement

Exit Credit Facility

Capitalized terms used, but not defined, in this section have the meanings ascribed to them in the Plan. On May 17, 2021, the Debtors entered into a Second Amended and Restated Credit Agreement (as amended, supplemented or modified from time to time, together with all Exhibits and schedules thereto, the “Exit Credit Agreement”) with The Bank of Nova Scotia as administrative agent (in such capacity, the “Administrative Agent”), various lender parties (collectively, the “Lenders”) and acknowledged and agreed to by certain of Gulfport’s subsidiaries, as guarantors (the “Guarantors”), providing for (i) a new money senior secured reserve-based revolving credit facility in an aggregate maximum principal amount of up to $1.50 billion (the “Exit Facility”); (ii) a senior secured term loan in an aggregate maximum principal amount of up to $180.0 million (the “First-Out Term Loan Facility,” and together with the Exit Facility, the “Exit Credit Facility”), collectively with an initial borrowing base and elected commitments amount of up to $580.0 million (less the amount of any term loan deemed funded by any RBL Lender that is not a Consenting RBL Lender).

The borrowing base will be redetermined semiannually on or around May 1 and November 1 of each year, with one interim “wildcard” redetermination available to each of Gulfport and the Administrative Agent between scheduled redeterminations during each calendar year. The next scheduled redetermination will be on or around November 1, 2021.

Loans drawn under the Exit Facility will not be subject to amortization, while loans drawn under the First-Out Term Loan Facility will amortize with quarterly installments in an amount equal to $15.0 million, commencing on the closing date and occurring every three months after the closing date.

The Exit Facility provides for a $150.0 million sublimit of the aggregate commitments that is available for the issuance of letters of credit. The Exit Facility bears interest at a rate equal to, at Gulfport’s election, either (a) LIBOR plus an applicable margin that varies from 3.00% to 4.00% per annum or (b) a base rate plus an applicable margin that varies from 2.00% to 3.00% per annum. The First-Out Term Loan Facility bears interest at a rate equal to, at Gulfport’s election, either (a) LIBOR (subject to a 1.00% floor) plus 4.50% or (b) a base rate (subject to a 2.00% floor) plus 3.50%. The Exit Facility and First-Out Term Loan Facility will mature on May 17, 2024.

The Exit Credit Agreement requires Gulfport to maintain (i) a net funded leverage ratio of less than or equal to 3.00 to 1.00, (ii) a net senior secured leverage ratio of less than or equal to 2.00 to 1.00, and (iii) a current ratio of greater than or equal to 1.00 to 1.00.

Gulfport is required to pay a commitment fee of 0.50% per annum on the average daily unused portion of the current aggregate commitments under the Exit Facility. Gulfport is also required to pay customary letter of credit and fronting fees.

The Exit Credit Agreement also contains customary affirmative and negative covenants, including, among other things, as to compliance with laws (including environmental laws and anti-corruption laws), delivery of quarterly and annual financial statements and borrowing base certificates, conduct of business, maintenance of property, maintenance of insurance, restrictions on the incurrence of liens, indebtedness, asset dispositions, restricted payments, and other customary covenants.

Additionally, the Exit Credit Agreement contains customary events of default and remedies for credit facilities of this nature. If Gulfport does not comply with the financial and other covenants in the Exit Credit Agreement, the Lenders may, subject to customary cure rights, require immediate payment of all amounts outstanding under the Exit Credit Agreement and any outstanding unfunded commitments may be terminated.

This summary of the Exit Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Exit Credit Agreement, which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Guarantee and Security of the Exit Credit Facility

The obligations under the Exit Credit Facility are guaranteed by Gulfport and the Guarantors (collectively, the “Loan Parties”) and secured by substantially all of the Loan Parties’ assets (subject to customary exceptions), including mortgages on at least 85% of the PV-10 of the borrowing base properties as set forth on the reserve report. On the Effective Date, the Guarantors entered into a guarantee and collateral agreement in favor of the Administrative Agent, for the benefit of the secured parties thereunder, pursuant to which the Guarantors guaranteed the payment and performance of all indebtedness and liabilities arising pursuant to, or in connection with, the Exit Credit Agreement.

Senior Unsecured Notes Indentures

On the Effective Date, Gulfport Energy Operating Corporation, a Delaware corporation and a subsidiary of Gulfport (the “Issuer”), entered into an indenture to issue up to $550 million aggregate principal amount of its 8.000% senior notes due 2026, dated as of May 17, 2021, by and among the Issuer, UMB Bank, National Association, as trustee, and the guarantors party thereto (such indenture, the “1145 Indenture,” and such senior notes issued thereunder, the “1145 Notes”), under section 1145 of the Bankruptcy Code (“Section 1145”). Certain eligible holders have made an election (the “4(a)(2) Election”) entitling such holders to receive senior notes issued pursuant to an indenture, dated as of May 17, 2021, by and among the Issuer, UMB Bank, National Association, as trustee, and the guarantors party thereto (such indenture, the “4(a)(2) Indenture,” and such senior notes issued thereunder, the “4(a)(2) Notes”), under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) as opposed to its share of the up to $550 million aggregate principal amount of 1145 Notes. The 4(a)(2) Indenture’s terms are substantially similar to the terms of the 1145 Indenture. The primary differences between the terms of the 4(a)(2) Indenture and the terms of the 1145 Indenture are that (i) affiliates of the Issuer holding 4(a)(2) Notes are permitted to vote in determining whether the holders of the required principal amount of indenture securities have concurred in any direction or consent under the 4(a)(2) Indenture, while affiliates of the Issuer holding 1145 Notes will not be permitted to vote on such matters under the 1145 Indenture, (ii) the covenants of the 1145 Indenture (other than the payment covenant) require that the Issuer comply with the covenants of the 4(a)(2) Indenture, as amended, and (iii) the 1145 Indenture requires that the 1145 Securities be redeemed pro rata with the 4(a)(2) Securities and that the 1145 Indenture be satisfied and discharged if the 4(a)(2) Indenture is satisfied and discharged.

The offering of the 1145 Notes and the 4(a)(2)Notes (together, the “Notes”) is part of a series of exit financing transactions being undertaken in connection with the Debtors’ Chapter 11 Cases and pursuant to the terms of the Plan as approved by the Bankruptcy Court on April 28, 2021. The following is a brief description of the material provisions of the 1145 Indenture, the 4(a)(2) Indenture and the Notes. The 1145 Indenture and the 4(a)(2) Indentures are referred to together as the “Indentures.”

Ranking

The Notes are the Issuer’s senior unsecured obligations. Accordingly, they rank (i) equal in right of payment to all existing and future senior indebtedness, including borrowings under the Exit Credit Facility, (ii) effectively subordinate in right of payment to all of existing and future secured indebtedness, including indebtedness under the Exit Credit Facility, to the extent of the value of the collateral securing such indebtedness, (iii) structurally subordinate in right of payment to all existing and future indebtedness and other liabilities of any future subsidiaries that do not guarantee the Notes and any entity that is not a subsidiary that does not guarantee the Notes and (iv) senior in right of payment to all future subordinated indebtedness. Each guarantee of the Notes by a guarantor is a general, unsecured, senior obligation of such guarantor. Accordingly, the guarantees (i) rank equally in right of payment with all existing and future senior indebtedness of such guarantor (including such guarantor’s guarantee of indebtedness under the Exit Credit Facility), (ii) are effectively subordinated to all existing and future secured indebtedness of such guarantor, including such guarantor’s guarantee of indebtedness under the Exit Credit Facility, to the extent of the value of the collateral of such guarantor securing such secured indebtedness, (iii) are structurally subordinated to all indebtedness and other liabilities of any future subsidiaries of such guarantor that do not guarantee the Notes and (iv) rank senior in right of payment to all future subordinated indebtedness of such guarantor.

Guarantees

The Notes are guaranteed on a senior unsecured basis by each of the Issuer’s subsidiaries that guarantee the Exit Facility.

Maturity and Interest

The Notes will mature on May 17, 2026.

Interest on the Notes will be payable semi-annually, on June 1 and December 1 of each year, commencing on December 1, 2021, to holders of record on the immediately preceding May 15 or November 15, as the case may be. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from May 17, 2021. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Gulfport will pay interest on overdue principal at 8.0% plus 1.0% per annum, and it will pay interest on overdue installments of interest at the same rate to the extent lawful.

Covenants

Each of the Indentures contain covenants limiting the Issuer’s and its restricted subsidiaries’ ability to (i) incur additional debt, (ii) pay dividends or distributions in respect of certain equity interests or redeem, repurchase or retire certain equity interests or subordinated indebtedness, (iii) make certain investments, (iv) create restrictions on distributions from restricted subsidiaries, (v) engage in specified sales of assets, (vi) enter into certain transactions among affiliates, (vii) engage in certain lines of business, (viii) engage in consolidations, mergers and acquisitions, (ix) create unrestricted subsidiaries and (x) incur or create liens. These covenants contain important exceptions, limitations and qualifications. At any time that the Notes are rated investment grade, certain covenants will be terminated and cease to apply.

Optional Redemption

On and after May 17, 2024, the Issuer has the right, at its option, to redeem all or a portion of the Notes, at the redemption prices, plus accrued interest to the redemption date, if redeemed during the 12-month period commencing on May 17 of the years set forth below:

Period	Redemption Price
2024	104.00%
2025 and thereafter	100.00%

At any time prior to May 17, 2024, the Issuer has the right, at its option on one or more occasions, to redeem Notes in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Notes issued prior to such date at a redemption price of 108.00%, plus accrued and unpaid interest to the redemption date, using net cash proceeds from one or more equity offerings, subject to certain use of proceeds and timing requirements.

Prior to May 17, 2024, the Issuer also has the right, at its option, to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium (as defined in the Indentures) as of, and accrued and unpaid interest to, the redemption date.

Change of Control

Upon the occurrence of a change of control, each holder of Notes shall have the right to require the Issuer to repurchase such holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest, if any, up to the date of purchase.

Events of Default

Each of the Indenture also provides for customary events of default which, if certain of them occur: (i) would make all outstanding Notes due and payable immediately; or (ii) would allow the trustee or the holders of at least 30% in aggregate principal amount of the then outstanding Notes to declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable by notice to the Issuer and, upon such declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

The foregoing descriptions of each of the 1145 Indenture and the 4(a)(2) Indenture are qualified in their entirety by the full text of each of the 1145 Indenture and the 4(a)(2) Indenture, including the applicable form of Note contained therein, which are attached as Exhibit 4.1 and Exhibit 4.2 to this Current Report, respectively, and incorporated herein by reference.

Registration Rights Agreement

Pursuant to the Plan, on the Effective Date, Gulfport entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with certain stockholders (the “Holders”). The Registration Rights Agreement provides resale registration rights for the Holders’ Registrable Securities (as defined in the Registration Rights Agreement).

Pursuant to the Registration Rights Agreement, upon a request of any Holder holding at least 10% of the Common Stock of Gulfport, Gulfport is required to use commercially reasonable efforts to effect the registration of such Holder’s Registrable Securities and to keep such Registration Statement (the “Registration Statement”) effective for a period of not less than 180 days (or, if sooner, until all Registrable Securities have been sold under such Registration Statement).

In the event that Gulfport becomes eligible (“S-3 Shelf Eligible”) to use a registration statement on Form S-3 in connection with a secondary public offering of equity securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (a “Shelf Registration Statement”) and a Shelf Registration Statement is not then effective, upon a written request from any Holder, Gulfport must use its commercially reasonable efforts to register on a Shelf Registration Statement the offer and sale of all or a portion of the Registrable Securities owned by such Holder. With respect to each Shelf Registration Statement, Gulfport shall as promptly as practicable after the written request of the requesting Holder, file a Shelf Registration Statement and use its commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective as promptly as practicable, and remain effective until the earlier of the date (x) on which all of the securities covered by such Shelf Registration Statement are no longer Registrable Securities and (y) on which Gulfport cannot extend the effectiveness of such Shelf Registration Statement because it is no longer S-3 Shelf Eligible.

Additionally, the Holders have customary underwritten offering and piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement.

These registration rights are subject to certain conditions and limitations, including the right of underwriters to limit the number of shares to be included in a registration statement and Gulfport’s right to delay or withdraw a registration statement under certain circumstances. Gulfport will generally pay all registration expenses in connection with its obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods and, if an underwritten offering is contemplated, limitations on the number of shares to be included in the underwritten offering that may be imposed by the underwriters.

The obligations to register shares under the Registration Rights Agreement will terminate with respect to each Holder when such Holder no longer owns any Registrable Securities.

The description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is filed as Exhibit 10.2 to this Current Report and incorporated herein by reference.

Side Letter with Silver Point

On the Effective Date, Gulfport entered into a cooperation agreement (the “Side Letter”) with Silver Point Capital, L.P., a Delaware limited partnership (“Silver Point”). Pursuant to the Side Letter, from the Effective Date until the date which Silver Point ceases to hold 20% or more of the voting power of the Common Stock, the Preferred Stock, and any other securities of Gulfport entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies (the “Expiration Date”), Gulfport agreed to (i) use all reasonable efforts to cause the election of a director designated by Silver Point (the “Silver Point Designee”) at each annual or special meeting of the stockholders of Gulfport at which directors are to be elected, (ii) take such action as is necessary such that the Silver Point Designee is, subject to Gulfport policies, New York Stock Exchange listing standards and applicable law, appointed to the Compensation Committee of the Board and to any executive committee of the Board exercising substantially all the typical authority or role of the Board that is formed on or after the Effective Date and (iii) invite one representative of Silver Point, who will be designated by Silver Point, to attend all meetings of the Board (and any committee thereof) in a nonvoting observer capacity and, in this respect, shall, subject to customary restrictions, give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors.

The description of the Side Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Side Letter, which is filed as Exhibit 10.3 to this Current Report and incorporated herein by reference.

Item 1.02 - Termination of a Material Definitive Agreement

Equity Interests

In accordance with the Plan, all agreements, instruments and other documents evidencing, relating to or otherwise connected with any of the Predecessor’s equity interests outstanding prior to the Effective Date (the “Existing Equity Interests”) were cancelled, released and extinguished without any distribution.

Debt Securities

In accordance with the Plan, on the Effective Date, all outstanding obligations under the following notes (the “Unsecured Notes”) were cancelled and the indentures governing such obligations were cancelled, except to the limited extent expressly set forth in the Plan:

●	the 6.625% Unsecured Notes due 2023, issued pursuant to that certain Indenture dated as of April 21, 2015 by and among the Predecessor, as issuer, UMB Bank, N.A. as successor trustee, and the subsidiary guarantors party thereto;

●	the 6.000% Unsecured Notes due 2024, issued pursuant to that certain Indenture, dated as of October 14, 2016, by and among the Predecessor, as issuer, UMB Bank, N.A. as successor trustee, and the subsidiary guarantors party thereto;

●	the 6.375% Unsecured Notes due 2025, issued pursuant to that certain Indenture, dated as of December 21, 2016, by and among the Predecessor, as issuer, UMB Bank, N.A. as successor trustee, and the subsidiary guarantors party thereto; and

●	the 6.375% Unsecured Notes due 2026, issued pursuant to that certain Indenture, dated as of October 11, 2017, by and among the Predecessor, as issuer, UMB Bank, N.A. as successor trustee, and the subsidiary guarantors party thereto.

Other Claims

In accordance with the Plan, holders of claims against and interests in the Debtors received the following treatment (capitalized terms used, but not defined, in this section have the meanings ascribed to them in the Plan):

●	each holder of allowed claims arising under the senior secured credit facility provided for under that certain Amended and Restated Credit Agreement, dated as of December 27, 2013, by and among the Predecessor, as the borrower and the other parties thereto (Class 3) received at its option: (a) its Pro Rata share of the Exit RBL/Term Loan A or (b) its Pro Rata share of the Exit Term Loan B Facility;

●	each holder of an Allowed General Unsecured Claim against the Predecessor (Class 4A) greater than the Convenience Claim Threshold received its Pro Rata share of (i) the Gulfport Parent Equity Pool, (ii) the Gulfport Parent Cash Pool and (iii) the Mammoth Shares; provided that holders of Allowed General Unsecured Claims against the Predecessor that were greater than the Convenience Claim Threshold could irrevocably opt into Convenience Claim treatment by completing a Convenience Claim Opt-In Form;

●	each holder of an Allowed General Unsecured Claim against the subsidiaries of the Predecessor (Class 4B) greater than the Convenience Claim Threshold received its Pro Rata share of (i) the Gulfport Subsidiaries Equity Pool, (ii) the Rights Offering Subscription Rights and (iii) the New Unsecured Notes; provided that holders of Allowed General Unsecured Claims against the subsidiaries of the Predecessor that were greater than the Convenience Claim Threshold could irrevocably opt into Convenience Claim treatment by completing a Convenience Claim Opt-In Form;

●	each holder of an Allowed Convenience Claim (Class 4C) received its Pro Rata share of the Convenience Claims Distribution Pool but not in excess of 100% of each such holder’s claim;

●	each holder of an Allowed Notes Claim against the Predecessor (each a “Parent Notes Claim”) (Class 5A) received its Pro Rata share of the Gulfport Parent Equity Pool, subject to the rights and terms of the Indentures and the rights of the Notes Trustee to assert the Notes Trustee Charging Lien; provided that such holders waived certain recovery rights as further described in the Plan;

●	each holder of an Allowed Notes Claim against the subsidiaries of the Predecessor (each a “Subsidiary Notes Claim”) (Class 5B) received its Pro Rata share of the (i) Gulfport Subsidiaries Equity Pool, (ii) Rights Offering Subscription Rights and (iii) New Unsecured Notes, subject to the rights and terms of the Indentures and the rights of the Notes Trustee to assert the Notes Trustee Charging Lien;

●	all Intercompany Claims (Class 6) were cancelled on the Effective Date in exchange for the distributions contemplated by the Plan to holders of claims and such claims were considered settled pursuant to Bankruptcy Rule 9019;

●	holders of Intercompany Interests (Class 7) received no recovery or distribution but were Reinstated only to the extent necessary to maintain Gulfport’s prepetition corporate structure for the ultimate benefit of the holders of Common Stock and Preferred Stock;

●	all Existing Equity Interests (Class 8) in the Predecessor were cancelled on the Effective Date; and

●	all Section 510(b) Claims (Class 9) were cancelled on the Effective Date.

DIP Facility

Pursuant to the Plan, on the Effective Date, that certain Debtor-in-Possession Credit Agreement, dated as of November 17, 2020, by and among Predecessor, as borrower, the Bank of Nova Scotia, as administrative agent and the lenders party thereto (the “DIP Facility”), indefeasibly converted into the Exit Facility, and all commitments under the DIP Facility terminated. Each holder of an Allowed DIP Claim received, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim its Pro Rata share of participation in the Exit RBL/Term Loan A Facility.

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On the Effective Date, Gulfport and certain of its subsidiaries, as applicable, entered into certain direct financial obligations under the Indentures and under the Exit Credit Facility. The descriptions of the Indentures and the Exit Credit Facility set forth in Item 1.01 of this Current Report are incorporated herein by reference.

Item 3.02 - Unregistered Sales of Equity Securities

On the Effective Date, and subject to applicable rounding by DTC, pursuant to the Plan (capitalized terms used, but not defined, in this section have the meanings ascribed to them in the Plan):

●	119,679 shares of Common Stock were issued to the Unsecured Claims Distribution Trust;

●	11,897 shares of Common Stock were issued to holders of the Class 4B Claims;

●	19,714,204 shares of Common Stock were issued to holders of the Class 5B Claims;

●	33 shares of Preferred Stock were issued to holders of the Class 4B Claims;

●	54,967 shares of Preferred Stock were issued to holders of the Class 5B Claims; and

●	1,678,755 shares of Common Stock were issued to the Disputed Claims reserve.

As of the Effective Date, there were 19,845,780 shares of Common Stock and 55,000 shares of Preferred Stock issued and outstanding.

The shares of Common Stock and Preferred Stock were issued pursuant to the Plan and were issued pursuant to the exemption from the registration requirements of the Securities Act under section 1145 of the Bankruptcy Code and, to the extent such exemption was unavailable, in reliance on the exemption provided by section 4(a)(2) under the Securities Act. The descriptions of the Preferred Stock and the Preferred Terms in Item 5.03 of this Current Report are incorporated herein by reference.

Item 3.03 - Material Modifications to Rights of Security Holders

As provided in the Plan and related documentation, all notes, equity, agreements, instruments, certificates and other documents evidencing any claim against or interest in the Debtors were cancelled on the Effective Date and the obligations of the Debtors thereunder or in any way related thereto were fully released. The securities cancelled on the Effective Date include all of the Unsecured Notes. For further information, see the Explanatory Note and Items 1.02 and 5.03 of this Current Report, which are incorporated herein by reference.

Item 5.01 - Changes in Control of Registrant

On the Effective Date, all of the Existing Equity Interests and all of the Unsecured Notes were cancelled, and, in respect of the cancellation of such indebtedness and pursuant to the Plan and related documentation, (i) 19,726,101 shares of Common Stock representing all of the Common Stock issued and outstanding were issued to the holders of Allowed General Unsecured Claims against the Predecessor and its subsidiaries and Allowed Notes Claims against the Predecessor and its subsidiaries and (ii) 55,000 shares of Preferred Stock representing all of the Preferred Stock issued and outstanding were issued to the holders of the Allowed General Unsecured Claims against the Predecessor’s subsidiaries and Allowed Notes Claims Against the Predecessor’s subsidiaries. For further information, see Items 1.02, 3.02 and 5.03 of this Current Report, which are incorporated herein by reference.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Directors

In accordance with the Plan, Alvin Bledsoe, David M. Wood, Deborah G. Adams, Valerie Jochen, Samatha Holroyd, C. Doug Johnson, Ben T. Morris and John W. Somerhalder II resigned from the Predecessor’s board of directors on the Effective Date. There were no known disagreements between such directors and the Predecessor which led to their respective resignations.

Appointment of Directors

Gulfport’s board of directors (the “Board”) will consist of no less than five and no more than eleven members, the exact number to be set from time to time by the Board, selected in accordance with the Plan. As of the Effective Date, in accordance with the Plan, the following individuals were appointed to the Board: Timothy Cutt, David Wolf, Guillermo Martinez, Jason Martinez and David Reganato (the “Gulfport Directors” and each, a “Gulfport Director”). The Board consists of a single class of directors with the initial term of office to expire at the 2022 annual meeting of shareholders or upon such office being vacated in accordance with the Amended and Restated Bylaws of Gulfport (the “Bylaws”). David Wolf will serve as the lead independent director.

The current expected committees of the Board and directors appointed to each committee are as follows:

●	Audit Committee: David Wolf (Chair), David Reganato, Guillermo Martinez, and Jason Martinez

●	Compensation Committee: Jason Martinez (Chair), David Reganato, David Wolf, and Guillermo Martinez

●	Nominating, Environmental, Social and Governance Committee: Guillermo Martinez (Chair), David Reganato, David Wolf, and Jason Martinez

In connection with their appointment, each Gulfport Director is expected to enter into an indemnification agreement with Gulfport providing for indemnification and advancement of litigation and other expenses to the fullest extent permitted by law for claims relating to their service to Gulfport or its subsidiaries.

There is no other arrangement or understanding between the Gulfport Directors and any other persons pursuant to which they were appointed as a member of the Board. None of the Gulfport Directors have any family relationship with any director or executive officer of Gulfport. There is no relationship between Timothy Cutt, David Wolf, Guillermo Martinez, Jason Martinez and David Reganato that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Chief Executive Officer and Chief Financial Officer Separations

On May 17, 2021, the Board reached agreements with David M. Wood and Quentin R. Hicks that Messrs. Wood and Hicks would no longer serve as Chief Executive Officer and a member of the Board, in the case of Mr. Wood, and Chief Financial Officer, in the case of Mr. Hicks. The terminations of Messrs. Wood and Hicks from Gulfport were without “cause” during a “change of control” period under the employment agreement, effective as of August 1, 2019, between Gulfport and Mr. Wood (the “Wood Employment Agreement”) and the employment agreement, effective as of August 26, 2019, between Gulfport and Mr. Hicks (the “Hicks Employment Agreement”). Subject to the execution and non-revocation of the release substantially in the form attached to the Wood Employment Agreement and Hicks Employment Agreement by Messers. Wood and Hicks, Messrs. Wood and Hicks will receive the severance payments set forth in Section 6.1.2(c) of the Wood Employment Agreement and Hicks Employment Agreement. The foregoing description of the terms and conditions of the severance payments under the Wood Employment Agreement and Hicks Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of the Wood Employment Agreement, a copy of which is attached as Exhibit 10.9 to Gulfport’s 10-Q filed on August 2, 2019 and is incorporated herein by reference, and the Hicks Employment Agreement, a copy of which is attached as Exhibit 10.1 to Gulfport’s 8-K filed on August 12, 2019 and is incorporated herein by reference.

Appointment of Interim Chief Executive Officer

On May 17, 2021, the Board appointed Timothy Cutt as Interim Chief Executive Officer and Chair of the Board and entered into a letter agreement (the “Interim CEO Agreement”), each effective as of May 17, 2021. There are no transactions between Gulfport and Mr. Cutt that would require disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Cutt and any other persons pursuant to which he was appointed as a director of Gulfport.

Under the Interim CEO Agreement, Mr. Cutt is generally expected to serve as Interim Chief Executive Officer until December 31, 2021 (the “Term”). During the Term, Mr. Cutt will receive an annualized base salary of $750,000 and is eligible for an annual target bonus of $750,000 (prorated for Mr. Cutt’s period of service as Interim Chief Executive Officer). Following the Term, Mr. Cutt will be paid an annual cash retainer of $150,000. In the event of a “change of control” (as defined in the Incentive Plan (defined below)) on or prior to May 17, 2022, Mr. Cutt will be entitled to receive payments equal to (i) $750,000 less the base salary actually paid to Mr. Cutt prior to the change of control and (ii) $750,000 less the prorated target amount Mr. Cutt was eligible to earn during the Term, in each case, subject to Mr. Cutt’s continued employment through the change of control and his execution and non-revocation of a release of claims in favor of Gulfport. In addition, Mr. Cutt will receive a signing bonus of $75,000 and an equity award covering a number of shares with a value equal to $3,000,000 based on the volume-weighted average price of Gulfport’s common stock during the 30 days following emergence, and consisting of 50% of time-based restricted stock units with a four-year bi-annual vesting schedule and 50% of performance-based units with performance thresholds to be determined by the compensation committee of the Board, each subject to accelerated vesting in the event of a change of control. Mr. Cutt will be subject to covenants with respect to non-solicitation of employees and customers during the Term and for 12 months following the Term, and a perpetual confidentiality covenant. The foregoing description of the Interim CEO Agreement is qualified in its entirety by reference to the full text of the Interim CEO Agreement, a copy of which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Appointment of Chief Financial Officer

On May 17, 2021, the Board appointed William Buese as Chief Financial Officer and entered into a employment agreement (the “Employment Agreement”), effective as of May 17, 2021. There are no transactions between Gulfport and Mr. Buese that would require disclosure under Item 404(a) of Regulation S-K.

The Employment Agreement provides for an initial term that extends through December 31, 2024; provided that the agreement will automatically renew for successive one-year terms unless Gulfport or Mr. Buese provides written notice not to renew at least 90 days before the end of the initial term or any renewal term (the initial term, together with any renewal term, the “Employment Term”). If a change of control (as defined in the Employment Agreement) occurs during the Employment Term, the Employment Term will be extended to the later of the original expiration date of the Employment Term or the date that is 24 months after the effective date of the change of control. During the Employment Term, Mr. Buese will receive an annualized base salary of $450,000 and is eligible for an annual target bonus of 90% of his base salary. In addition, Mr. Buese will receive a signing bonus of $75,000 and an equity award covering a number of shares with a value equal to $1,650,000 based on the volume-weighted average price of Gulfport’s common stock during the 30 days following emergence, and consisting of 50% of time-based restricted stock units and 50% of performance-based units with performance thresholds to be determined by the compensation committee of the Board. Mr. Buese will be subject to covenants with respect to non-solicitation of employees and customers during the Employment Term and for 12 months following the Employment Term, and a perpetual confidentiality covenant

Under the Employment Agreement, if Mr. Buese’s termination of employment is terminated without “cause” by Gulfport or by Mr. Buese for “good reason” during such time that is not within the 24 month period following a “change of control” (as such terms are defined in the Employment Agreement), Mr. Buese will be entitled to the following severance benefits: (i) a lump sum payment equal to one times the sum of his of annual base salary and target annual bonus; (ii) a pro-rata target annual bonus, payable in a lump sum; (iii) unless otherwise provided in the applicable award agreement, pro-rata vesting of his unvested equity awards (with performance award vesting based on performance through the termination date); (iv) a lump sum payment of any accrued but unused paid time off through the termination date; and (v) a lump sum payment equal to his monthly COBRA premium for a 12-month period. If, however, Mr. Buese’s employment is terminated without cause by Gulfport or by Mr. Buese for good reason, in each case, within 24 months following a change of control, Mr. Buese will be entitled to the following severance benefits: (a) a lump sum payment equal to two times the sum of his annual base salary and target annual bonus; (b) pro-rata target annual bonus, payable in a lump sum; (c) unless otherwise provided in the applicable award agreement, immediate vesting of his unvested equity awards (with performance award vesting based on performance through the termination date); (d) a lump sum payment of any accrued but unused paid time off through the termination date; and (e) a lump sum payment equal to the his monthly COBRA premium for an 18-month period. Severance benefits payable under the Employment Agreements are generally conditioned on timely execution of a waiver and release of claims. “Good reason” is generally defined as (i) the elimination of Mr. Buese’s position, a material reduction in the duties and/or reassignment of Mr. Buese to a new position of materially less authority; or (ii) a material reduction in Mr. Buese’s base salary, in either case, subject to a cure period of 30 days. “Cause” is generally defined as (i) Mr. Buese’s willful and continued failure to perform substantially his duties with Gulfport (other than any such failure resulting from incapacity due to physical or mental illness) or (ii) Mr. Buese’s willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to Gulfport.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.5 and is incorporated herein by reference.

Incentive Plan

In accordance with the Plan, Gulfport adopted the Gulfport Energy Corporation 2021 Stock Incentive Plan (the “Incentive Plan”) as of the Effective Date and is authorizing and reserving 2,828,123 shares of Common Stock for issuance to the Gulfport’s employees and non-employee directors pursuant to equity incentive awards to be granted under the Incentive Plan, which may be in the form of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, dividend equivalents and performance awards or any combination of the foregoing. The foregoing description of the Incentive Plan is qualified in its entirety by reference to the full text of the Incentive Plan, a copy of which is attached hereto as Exhibit 10.6 and is incorporated herein by reference.

Item 5.03 - Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On the Effective Date, pursuant to the Plan, Gulfport filed the A&R Certificate of Incorporation with the Delaware Secretary of State. Also on the Effective Date, in accordance with the Plan, Gulfport adopted the Bylaws.

Except as otherwise provided in the A&R Certificate of Incorporation or by applicable law, the holders of Common Stock shall be entitled to cast one vote per share on all matters that are submitted for a vote of the stockholders.

Subject to applicable law and the rights, if any, of holders of any outstanding series of Preferred Stock, the holders of Common Stock shall share ratably, with all other classes of common equity, in any dividends that may, from time to time, be declared by the Board.

Authorized Share Capital

As of the Effective Date, the authorized share capital of Gulfport is $14,027.5 divided into 42,110,000 shares of Common Stock, with a par value of $0.0001 each and 110,000 shares of preferred stock, with a par value of $0.0001, of which 110,000 shares are designated as Series A Convertible Preferred Stock (the “Preferred Stock”).

Prohibited Transfers

The Predecessor had significant tax assets, which Gulfport may be able to use to offset future tax liability. As of December 31, 2020, the Predecessor had tax attributes relating to U.S. federal net operating loss carryforwards of approximately $1.9 billion (together with certain other tax attributes, collectively, the “Tax Attributes”). Certain Tax Attributes were eliminated or reduced as a result of the transactions contemplated by the Plan.

Gulfport’s ability to utilize such remaining Tax Attributes to offset future tax liability may be significantly limited if Gulfport experiences an “ownership change” (as defined in the Treasury regulations (“Treasury Regulations”) promulgated under section 382 of the United States Internal Revenue Code of 1986, as amended from time to time (the “Code”). In general, an ownership change will occur when the percentage of Gulfport’s ownership (by value) by one or more “5-percent shareholders” (as defined in Treasury Regulations promulgated under Section 382 of the Code) has increased by more than 50 percentage points over the lowest percentage owned by such shareholders at any time during the prior three years (calculated on a rolling basis) or, if shorter, since the most recent ownership change (the “testing period”). An ownership occurred on the Effective Date. An entity that experiences an ownership change generally will be subject to an annual limitation on its pre-ownership change tax losses and credit carryforwards equal to the equity value of the corporation immediately before the ownership change, multiplied by the long-term, tax-exempt rate posted monthly by the Internal Revenue Service (subject to certain adjustments). The annual limitation would be increased each year to the extent that there is an unused limitation in a prior year. The limitation on Gulfport’s ability to utilize its Tax Attributes arising from an ownership change under Section 382 of the Code would depend on the value of Gulfport’s equity at the time of any ownership change. However, if Gulfport is eligible for, and decides to utilize, the exception under Section 382(l)(5) of the Code with respect to the ownership change occurring on the Effective Date, and there is another ownership change within two years after the Effective Date, then Gulfport’s ability to utilize pre-Effective Date Tax Attributes thereafter would be effectively eliminated in their entirety.

For the purpose of determining whether there has been an “ownership change,” the change in ownership as a result of purchases by “5-percent shareholders” will be aggregated with certain changes in ownership that occurred during the testing period ending on the date of such purchases. If Gulfport were to experience an “ownership change,” it is possible that a significant portion of the Tax Attributes would expire before Gulfport is able to use them to offset future tax liability.

In order to preserve the benefits of the Tax Attributes, following any “Threshold Level Determination” (as defined in the A&R Certificate of Incorporation), which will be announced by means of a press release and the filing of a Current Report on Form 8-K with the Securities and Exchange Commission, the A&R Certificate of Incorporation generally imposes restrictions, subject to certain exceptions and waivers, on any direct or indirect transfer of (i) any interest that would be treated as “stock” of Gulfport pursuant to Treasury Regulations § 1.382-2(a)(3) or § 1.382-2T(f)(18) (“Capital Stock”) and (ii) any warrants, rights or options (including options within the meaning of Treasury Regulations § 1.382-4(d)(9) and § 1.382-2T(h)(4)(v)) to purchase securities of Gulfport (in each case, including certain transfers of any such Gulfport securities that result from the transfer of interests in other entities that own Gulfport securities) if the effect would be to:

●	increase the direct or indirect ownership of Corporation Securities (as defined in the A&R Certificate of Incorporation), including any ownership by virtue of application of constructive ownership rules, with such direct, indirect and constructive ownership determined under the provisions of Section 382 of the Code and the Treasury Regulations thereunder (“Stock Ownership”), by any individual, corporation or other legal entity, including persons treated as an entity pursuant to Treasury Regulations § 1.382-3(a)(1)(i), and including any successor (by merger or otherwise) of such entity (a “Person”) to 4.9% percent or more of Gulfport’s Capital Stock (as defined in the A&R Certificate of Incorporation) then outstanding; or

●	increase the percentage of Stock Ownership of a Person who owns, directly and constructively, 4.9% or more of Gulfport’s Capital Stock.

The transfer restrictions in the A&R Certificate of Incorporation have anti-takeover effects because, among other things, they will restrict the ability of a person, entity or group to accumulate 4.9% or more of Gulfport’s Capital Stock following a Threshold Level Determination. Accordingly, the overall effects of the transfer restrictions in the A&R Certificate of Incorporation may be to render more difficult, or discourage, a merger, tender offer, proxy contest or assumption of control by a substantial holder of Corporation Securities (as defined in the A&R Certificate of Incorporation).

Preferred Stock

Ranking

Each share of the Preferred Stock will be identical in all respects to every other share of the Preferred Stock, and will, with respect to dividend rights, redemption rights and rights upon liquidation, dissolution or winding-up of the affairs of Gulfport, rank senior to the Common Stock and each other class of Gulfport’s capital stock and any other series of Preferred Stock established after the Effective Date (all such shares, including, for the avoidance of doubt, the Common Stock, collectively, the “Junior Securities”), except for any capital stock or class or series of preferred stock designated as senior or pari passu to the Preferred Stock and approved pursuant to Exhibit A of the A&R Certificate of Incorporation (the “Preferred Terms”).

The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, each series of Preferred Stock may be increased or decreased (except as otherwise provided by the Board in the resolution establishing such series and in any event not below the number of shares of such series then outstanding) from time to time by the Board without prior approval of the holders of such series.

Voting Rights

The holders of Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote, voting together with the holders of the Common Stock as a single class, with each share of Preferred Stock entitled to a number of votes equal to the voting power of one share of Common Stock, multiplied by the number of shares of Common Stock issuable upon conversion of the Preferred Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote (in each case, including any Preferred Stock issuable in respect of any accrued but unpaid dividends to, but not including, such date).

So long as any shares of Preferred Stock are outstanding, Gulfport shall not take any of the following actions without the affirmative vote or consent of the holders of a majority of the outstanding shares of Preferred Stock, voting as a separate class:

(i)	authorize, allow or undertake any liquidation, dissolution or winding-up of the affairs of Gulfport;

(ii)	issue or pay any dividend, distribution or other payment with respect to Junior Securities other than Common Stock; or

(iii)	amend or alter Gulfport’s A&R Certificate of Incorporation or the Preferred Terms to amend the terms of the Preferred Stock.

Dividends and Maturity

Holders of Preferred Stock are entitled to receive cumulative dividends payable quarterly in arrears with respect to each dividend period ending on and including the last calendar day of each three-month period ending March 31, June 30, September 30 and December 31, respectively (each such period, a “Dividend Period” and each such date, a “Dividend Payment Date”), at a rate of 10% per annum of the Liquidation Preference (as defined below) with respect to cash dividends and 15% per annum of the Liquidation Preference with respect to dividends paid in kind as additional shares of Preferred Stock (“PIK Dividends”). Gulfport must pay PIK Dividends for so long as the quotient obtained by dividing (i) Total Net Funded Debt (as defined in the Exit Credit Facility) by (ii) the last twelve (12) months of EBITDAX (as defined in the Exit Credit Facility) calculated as at the applicable record date is equal to or greater than 1.50. If such ratio is less than 1.50 such dividend shall be paid in either cash or as PIK Dividends, subject to certain conditions in the Preferred Terms. The record date for payment of quarterly dividends on the Preferred Stock will be the close of business on the 15th day of the calendar month of the applicable Dividend Payment Date.

To the extent that Gulfport pays a dividend or distribution on shares of Common Stock, whether in the form of cash, securities, debt, assets or options, warrants or other rights, but excluding any dividend or distribution payable solely in shares of Common Stock (which shall result in an adjustment to the Conversion Price), such dividend shall be payable to holders of shares of Common Stock and shares of Preferred Stock on a pari passu pro rata basis.

The Preferred Stock has no stated maturity and will remain outstanding indefinitely unless repurchased or redeemed by Gulfport or converted into Common Stock.

Conversion Rights

Each holder of shares of Preferred Stock has the right (the “Conversion Right”), at its option and at any time, to convert all or a portion of the shares of Preferred Stock that it holds into a number of shares of Common Stock equal to the quotient obtained by dividing (x) the product obtained by multiplying (i) the Liquidation Preference times (ii) an amount equal to one (1) plus the Per Share Makewhole Amount (as defined in the Preferred Terms) on the date of conversion, by (y) $14.00 per share (as may be adjusted under the Preferred Terms) (the “Conversion Price”).

Liquidation Rights

The Preferred Stock are entitled to a liquidation preference of $1,000 per share of Preferred Stock (the “Liquidation Preference”). Upon any Liquidation Event (as defined in the Preferred Terms), each holder of shares of the Preferred Stock will be entitled to payment out of the assets of Gulfport available for distribution, before any distribution or payment out of such assets may be made to the holders of any Junior Securities, and subject to the rights of the holders of any Senior Securities (as defined in the Preferred Terms) or Parity Securities (as defined in the Preferred Terms) approved, if and to the extent required, by the holders of Preferred Stock and the rights of Gulfport’s creditors, of an amount equal to the greater of (i) the Liquidation Preference payable with respect to the outstanding shares of Preferred Stock and any accrued and unpaid dividends thereon, whether or not declared or (ii) such amount per share of Preferred Stock as would have been payable had all shares of Preferred Stock been converted into Common Stock immediately prior to such Liquidation Event.

Optional Redemption

Following the Effective Date, upon or after the payment of the First-Out Payment in Full (as defined in the Exit Credit Facility), Gulfport shall have the right, but not the obligation, to redeem all, but not less than all, of the outstanding shares of Preferred Stock by notice to the holders of Preferred Stock, at the greater of (i) the aggregate value of the Preferred Stock, calculated by the Current Market Price (as defined in the Preferred Terms) of the number of shares of Common Stock into which, subject to redemption, such Preferred Stock would have been converted if such shares were converted pursuant to the Conversion Right at the time of such redemption and (ii) (y) if the date of such redemption is on or prior to the three year anniversary of the date hereof, the sum of the Liquidation Preference plus the sum of all unpaid PIK Dividends through the three year anniversary of the date hereof, or (x) if the date of such redemption is after the three year anniversary of the date hereof, the Liquidation Preference (the “Redemption Price”).

Mandatory Redemption

Following the Effective Date, if there shall occur a Fundamental Change (as defined in the Preferred Terms), Gulfport shall, after the payment of the First-Out Payment in Full (as defined in the Exit Credit Facility) or to the extent not prohibited under the Exit Credit Facility, redeem all, but not less than all, of the outstanding shares of Preferred Stock by cash payment of the Redemption Price per share of Preferred Stock within three (3) business days of the occurrence of such Fundamental Change. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if Gulfport lacks sufficient cash to redeem all outstanding shares of Preferred Stock, Gulfport shall redeem a pro rata portion of each holder’s shares of Preferred Stock.

Anti-Takeover Provisions

Some provisions of Delaware law, the A&R Certificate of Incorporation and the Bylaws (as summarized below) and under Prohibited Transfers (as summarized above) could make certain change of control transactions more difficult, including acquisitions of Gulfport by means of a tender offer, proxy contest or otherwise, as well as removal of the incumbent directors. These provisions may have the effect of preventing changes in management. It is possible that these provisions would make it more difficult to accomplish or deter transactions that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the Common Stock.

Number and Election of Directors

The Bylaws provide that the Board shall be comprised of no less than five and no more than eleven directors, with the number of directors to be fixed from time to time by resolution adopted by the Board.

Calling of Special Meeting of Stockholders

The Bylaws provide that special meetings of stockholders may be called only by (a) the Chair of the Board or Chief Executive Officer and President and (b) the Chair of the Board, Chief Executive Officer and President or Secretary on the written request of a majority of directors then in office, or the sole director, as the case may be, and will be held at such time, date and place as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request.

Amendments to the Bylaws

The Board shall have the power to make, adopt, alter, amend and repeal from time to time the Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware, subject to the right of the stockholders entitled to vote with respect thereto to adopt, amend and repeal Bylaws made by the Board.

Other Limitations on Stockholder Actions

At any annual or special meeting of the stockholders, only such business will be conducted as will have been properly brought before the meeting in accordance the Bylaws. To be properly brought before an annual meeting business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board, or (iii) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Gulfport. To be timely, a stockholder’s notice must be delivered to and received at the principal executive offices of Gulfport not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than one hundred twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

Vacancies on the Board

The Board may fill any vacancy resulting from the non-election or resignation of a director as provided in the Bylaws if such vacancy has not been filled by action of the stockholders.

Authorized but Unissued Shares

Subject only to the requirements of the Delaware General Corporation Law (“DGCL”) and the limits in the A&R Certificate of Incorporation, the Board is expressly authorized to issue shares of Common Stock without stockholder approval, at any time and from time to time, to such persons and for such consideration as the Board deems appropriate under the circumstances. Gulfport may use these additional shares of Common Stock for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock could render more difficult or discourage an attempt to obtain control of Gulfport by means of a proxy contest, tender offer, merger or otherwise.

Authorized and unissued shares of Preferred Stock may be issued from time to time in one or more additional series as the Board, by resolution or resolutions, may from time to time determine, each of said series to be distinctively designated.

Exclusive Forum

The A&R Certificate of Incorporation provides that unless Gulfport consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Gulfport, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of Gulfport to Gulfport or Gulfport’s stockholders, creditors or other constituents, (iii) any action asserting a claim against Gulfport or any director or officer of Gulfport arising pursuant to any provision of the DGCL or the A&R Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), or (iv) any action asserting a claim against Gulfport or any director or officer of Gulfport governed by the internal affairs doctrine; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware.

The foregoing descriptions of the A&R Certificate of Incorporation (including the description of the terms of the Preferred Stock included as Exhibit A to the A&R Certificate of Incorporation) and Bylaws do not purport to be complete and are qualified in their entirety by reference to the A&R Certificate of Incorporation (including Exhibit A thereto) and Bylaws, copies of which are attached hereto as Exhibit 3.1 and Exhibit 3.2, respectively, and are incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are filed in accordance with the provisions of Item 601 of Regulation S-K:

2.1*	Order (I) Confirming the Amended Joint Chapter 11 Plan of Reorganization of Gulfport Energy Corporation and Its Debtor Subsidiaries and (II) Granting Related Relief (attached as Exhibit 2.1 to Gulfport Energy Corporation’s Current Report on Form 8-K (File No. 000-19514) Current Report on Form 8-K filed with the SEC on April 29, 2021).
2.2*	Amended Joint Chapter 11 Plan of Reorganization of Gulfport Energy Corporation and Its Debtor Subsidiaries (attached as Exhibit 2.2 to Gulfport Energy Corporation’s Current Report on Form 8-K (File No. 000-19514) Current Report on Form 8-K filed with the SEC on April 29, 2021).
3.1	Amended and Restated Certificate of Incorporation of Gulfport Energy Corporation.
3.2	Amended and Restated Bylaws of Gulfport Energy Corporation.
4.1	1145 Indenture, dated as of May 17, 2021, by and among Gulfport Energy Corporation, UMB Bank, National Association, as trustee, and the guarantors party thereto (including the form of note attached thereto).
4.2	4(a)(2) Indenture, dated as of May 17, 2021, by and among Gulfport Energy Corporation, UMB Bank, National Association, as trustee, and the guarantors party thereto (including the form of note attached thereto).
10.1	Second Amended and Restated Credit Agreement, dated as of May 17, 2021, by and among Gulfport Energy Corporation, The Bank of Nova Scotia, the lenders party thereto, and the guarantors party thereto.
10.2	Registration Rights Agreement, dated as of May 17, 2021, by and among Gulfport Energy Corporation and the holders party thereto.
10.3	Cooperation Agreement, dated as of May 17, 2021, by and among Gulfport Energy Corporation and Silver Point Capital, L.P.
10.4	Interim CEO Agreement by and among Timothy Cutt and Gulfport, effective as of May 17, 2021.
10.5	Employment Agreement by and among William Buese and Gulfport, effective as of May 17, 2021.
10.6	Gulfport Energy Corporation 2021 Stock Incentive Plan.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

*	Previously filed.
†	Certain schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 17, 2021	Gulfport Energy Corporation

	By:	/s/ Patrick Craine
	Name:	Patrick Craine
	Title:	Executive Vice President, General Counsel
and Corporate Secretary